As filed with the Securities and Exchange Commission on August 6, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Generac Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-5654756
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

S45 W29290 Hwy. 59

Waukesha, Wisconsin 53189

(Address of Principal Executive Offices) (Zip Code)

GENERAC HOLDINGS INC.

2019 EQUITY INCENTIVE PLAN

(Full title of the plan)

Raj Kanuru

Executive Vice President, General Counsel, and Secretary

Generac Holdings Inc.

S45 W29290 Hwy. 59

Waukesha, Wisconsin 53189

(262) 544-4811

 (Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $0.01 per share	2,675,000	$70.49	$188,560,750	$22,853.57

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement includes an indeterminate number of additional shares as may be issuable as a result of a stock split, stock dividend or similar adjustment of the outstanding Common Stock of the Registrant.

(2)

Estimated solely for the purpose of determining the registration fee pursuant to the provisions of Rules 457(c) and 457(h)(1) under the Securities Act, based on the average of the high and low prices per share of the Registrant’s Common Stock as quoted on the New York Stock Exchange on August 1, 2019.

EXPLANATORY NOTE

The stockholders of Generac Holdings Inc. (the “Company” or the “Registrant”) approved the Company’s 2019 Equity Incentive Plan (the “2019 Plan”) on June 13, 2019 (the “Effective Date”). As provided in the 2019 Plan, 2,675,000 shares of Common Stock are available for issuance thereunder.

In addition, the number of shares of Common Stock available for issuance under the 2019 Plan will be increased by the number of shares subject to awards that were outstanding under the Company’s Amended and Restated 2010 Equity Incentive Plan that subsequently expire, are forfeited or cancelled or are settled for cash. Such shares may be registered for issuance under the 2019 Plan pursuant to subsequent registration statements or post-effective amendments to registration statements.

PART I-INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 have been or will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act.

PART II-INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents filed with the Securities and Exchange Commission (the “Commission”):

(1)

The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2018, including information specifically incorporated by reference into our Annual Report from our definitive proxy statement on Schedule 14A for our 2019 Annual Meeting of Stockholders filed with the Commission on April 26, 2019;

(2)	The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019 and June 30, 2019;

(3)	The Registrant’s Current Report on Form 8-K filed with the Commission on June 14, 2019; and

(4)

The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form S-1, as amended (Reg. No. 333-162590), which description is incorporated by reference into the Form 8-A filed with the Commission on February 8, 2010, pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any amendment or report filed for the purpose of further updating such description.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all of the shares of Common Stock offered have been sold or that deregisters all shares of the Common Stock then remaining unsold shall be deemed to be incorporated by reference in and a part of this Registration Statement from the date of filing of such documents.

Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or incorporated herein by reference or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Notwithstanding the foregoing, nothing in this Registration Statement shall be deemed to incorporate (i) any information provided in documents incorporated by reference herein that is described in paragraph (d)(1), (d)(2), (d)(3) or (e)(5) of Item 407 of Regulation S-K promulgated by the Commission or Item 2.02 or Item 7.01 of any Form 8-K, or that is otherwise furnished under applicable Commission rules rather than filed, or (ii) any exhibits to the extent furnished in connection with such items.

Item 4.  Description of Securities.

The Company’s Common Stock is registered under Section 12 of the Exchange Act and, therefore, the description of securities is omitted.

Item 5.  Interests of Named Experts and Counsel.

Mr. Kanuru, General Counsel and Secretary of the Company, has given his opinion about certain legal matters affecting the shares of the Company’s Common Stock registered under this Registration Statement. Mr. Kanuru is eligible to participate in the Company’s equity compensation plans, including the 2019 Plan and, as of August 1, 2019, he was the beneficial owner of 10,832 shares of the Company’s Common Stock. In addition, Mr. Kanuru holds options and units to acquire 50,454 shares of the Company’s Common Stock that are not vested and will not vest within sixty days of August 1, 2019.

Item 6.  Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law, or DGCL, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees)), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Section 145(b) further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

The Registrant's amended and restated bylaws authorize the indemnification of its officers and directors, consistent with Section 145 of the DGCL, as amended. The Registrant has entered into indemnification agreements with each of its directors and executive officers. These agreements, among other things, require the Registrant to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys' fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of the Registrant, arising out of the person's services as a director or executive officer.

Reference is made to Section 102(b)(7) of the DGCL which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends or unlawful stock purchase or redemptions or (iv) for any transaction from which a director derived an improper personal benefit.

The Registrant maintains standard policies of insurance that provide coverage (i) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (ii) to the Registrant with respect to indemnification payments that it may make to such directors and officers.

 Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit No.	Description

4.1

Third Amended and Restated Certificate of Incorporation of Generac Holdings Inc. (incorporated by reference to Exhibit 3.1 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009).

4.2	Amended and Restated Bylaws of Generac Holdings Inc. (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on February 16, 2016).

5.1	Opinion of Raj Kanuru, EVP, General Counsel, and Secretary (filed herewith).

10.1	Generac Holdings Inc. 2019 Equity Incentive Plan (incorporated by reference to Appendix A to the Definitive Proxy Statement on Schedule 14A of the Company filed with the SEC on April 26, 2019).

23.1	Consent of Independent Registered Public Accounting Firm (filed herewith).

23.2	Consent of Raj Kanuru, EVP, General Counsel, and Secretary (included in Exhibit 5.1).

24	Power of Attorney.

Item 9.  Undertakings.

A.            The Company hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.            The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waukesha, State of Wisconsin, on August 6, 2019.

GENERAC HOLDINGS INC.

By:	/s/ Aaron Jagdfeld
Aaron Jagdfeld
Chairman, President, and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on August 6, 2019.

Name	Title
/s/ Aaron Jagdfeld	Chairman, President and Chief Executive Officer
Aaron Jagdfeld	(Principal Executive Officer)

/s/ York A. Ragen	Chief Financial Officer and Chief Accounting Officer
York A. Ragen	(Principal Financial and Accounting Officer)

*	Lead Director
Bennett Morgan

*	Director
John D. Bowlin

*	Director
Robert D. Dixon

*	Director
William Jenkins

*	Director
Andrew G. Lampereur

*	Director
David A. Ramon

*	Director
Kathryn Roedel

*	Director
Dominick Zarcone

*      Raj Kanuru, by signing his name hereto, does hereby sign this document on behalf of each of the above-named officers and/or directors of the Registrant pursuant to powers of attorney duly executed by such persons.

By:	/s/ Raj Kanuru
Raj Kanuru, Attorney-in-Fact